EXHIBIT 23.1



The Board of Directors
Synergy Semiconductor Corporation



We consent to incorporation by reference in the registration statement (No. 333-10167) on Form S-8 of Micrel, Incorporated of our report dated February 25, 1998, except as to note 9, which is as of May 7, 1998, with respect to the balance sheets of Synergy Semiconductor Corporation as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows for each of the years then ended, which report appears in the Form 8-K/A dated January 25, 1999 of Micrel, Incorporated.




KPMG LLP

Mountain View, California
January 25, 1999





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